                          BRIGGS & STRATTON CORPORATION

                                 EXHIBIT NO. 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                   Fiscal Year Ended
                                                     --------------------------------------------
                                                     June 27, 1999  June 28, 1998   June 29, 1997
                                                     -------------  -------------   -------------
Net income                                           $     106,101  $      70,645   $      61,565
Add:
 Interest                                                   17,024         19,352           9,880
 Income tax expense and other taxes on income               63,670         42,500          37,740
 Fixed charges of unconsolidated subsidiaries                  279            510             668
                                                     -------------  -------------   -------------
       Earnings as defined                           $     187,074  $     133,007   $     109,853
                                                     =============  =============   =============
Interest                                             $      17,024  $      19,352   $       9,880
Fixed charges of unconsolidated subsidiaries                   279            510             668
                                                     -------------  -------------   -------------
       Fixed Charges as defined                      $      17,303  $      19,862   $      10,548
                                                     =============  =============   =============
Ratio of earnings to fixed charges                            10.8x           6.7x           10.4x
                                                     =============  =============   =============